Exhibit 10.1
PROCEPT BIOROBOTICS CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(as amended and restated effective as of June 15, 2023)
Eligible Directors (as defined below) on the board of directors (the “Board”) of PROCEPT BioRobotics Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries other than a person who is determined by the Board to not be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Program, as amended and restated, is effective as of June 15, 2023 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $45,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)     Non-Employee Chairperson of the Board or Lead Independent Director. An Eligible Director serving as Chairperson of the Board or Lead Independent Director shall be eligible to receive an additional annual retainer of $45,000 for such service.
(ii)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.
(iii)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.
(iv)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted an equity award with a value of approximately $300,000 (each, an “Initial Award”), consisting of (1) an Option (as defined in the Equity Plan) award with a value equivalent to 150,000 (50% of 300,000) and (2) an Restricted Stock Unit (as defined in the Equity Plan) award with a value equivalent to 150,000 (50% of 300,000). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and shall vest in substantially equal installments on each of the first three anniversaries of the applicable grant date, subject to continued service through the applicable vesting date.
c.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2022 shall be granted an equity award with a value of approximately $180,000 (an “Annual Award”, together with the Initial Award, the “Director Award”), consisting of (1) an Option (as defined in the Equity Plan) award with a value equivalent to 90,000 (50% of 180,000) and (2) a Restricted Stock Unit (as defined in the Equity Plan) award with a value equivalent to 90,000 (50% of 180,000). Each Annual Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Non-Transactional Change in Control, to the extent outstanding and unvested at such time, if the Eligible Director will not become, as of immediately following such Non-Transactional Change in Control, a member of the board of the Company or the ultimate parent of the Company.
e.Provisions Applicable to Awards. With respect to any equity award granted under this Program:
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i.The exercise price per Share with respect to an Option shall be equal to the Fair Market Value of a Share on the applicable grant date.
ii.An Option shall have a maximum term of ten years from the applicable grant date.
iii.The number of Shares subject to an Option shall be determined by dividing the value of the Option by the product of the multiplication of the ratio of the per share average closing price of the Company’s stock in the thirty-days prior to the applicable grant date to the closing price of the Company’s stock on the applicable grant date and the per share Black-Scholes valuation as of the applicable grant date, utilizing the same assumptions that the Company uses in preparation of its financial statements.
iv.The number of Restricted Stock Units shall be determined by dividing the value of the Restricted Stock Units by the average closing price of the Company’s stock in the thirty-days prior to the applicable grant date.
3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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